UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 of 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

__________________________________

Date of Report (Date of earliest event reported): November 17, 2014 (November 11, 2014)

American Realty Capital Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-190698	80-0943668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue

New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As previously reported in its Current Report on Form 8-K filed on June 2, 2014, American Realty Capital Hospitality Trust, Inc. (the “Company”), through a wholly owned subsidiary of the Company’s operating partnership, entered into a Real Estate Sale Agreement (the “Original Agreement”) with W2007 Equity Inns Realty, LLC, W2007 Equity Inns Realty, L.P., W2007 EQI Urbana Partnership, L.P., W2007 EQI Seattle Partnership, L.P., W2007 EQI Savannah 2 Partnership, L.P., W2007 EQI Rio Rancho Partnership, L.P., W2007 EQI Orlando Partnership, L.P., W2007 EQI Orlando 2 Partnership, L.P., W2007 EQI Naperville Partnership, L.P., W2007 EQI Milford Corporation, W2007 EQI Louisville Partnership, L.P., W2007 EQI Knoxville Partnership, L.P., W2007 EQI Jacksonville Partnership I, L.P., W2007 EQI Indianapolis Partnership, L.P., W2007 EQI Houston Partnership, L.P., W2007 EQI HI Austin Partnership, L.P., W2007 EQI East Lansing Partnership, L.P., W2007 EQI Dalton Partnership, L.P., W2007 EQI College Station Partnership, L.P., W2007 EQI Carlsbad Partnership, L.P., W2007 EQI Augusta Partnership, L.P. and W2007 EQI Asheville Partnership, L.P. (collectively, the “Sellers”) pursuant to which one or more subsidiaries of the Company agreed to acquire the fee simple interest or leasehold interest held by the Sellers in a portfolio of 126 hotels assets (each, a “Hotel” and, collectively, the “Portfolio”). W2007 Grace I, LLC is indirectly owned by one or more Whitehall Real Estate Funds (“Whitehall”), an investment fund controlled by The Goldman Sachs Group, Inc. (“Goldman”).

None of W2007 Grace I, LLC, Whitehall, Goldman or the Sellers have any material relationship with the Company or its subsidiaries, other than through the Original Agreement and the Agreement (as defined below) and other related contracts to be entered into upon closing of the transaction described in the Agreement.

Amended and Restated Real Estate Sale Agreement

On November 11, 2014, certain subsidiaries of the Company’s operating partnership (collectively the “Purchasers”) and Sellers entered into an Amended and Restated Real Estate Sale Agreement (as so amended, the “Agreement”) to amend and restate the Original Agreement to change certain key terms and to reflect all previous amendments and supplements thereto. Pursuant to the Agreement, the Purchasers and Sellers agreed to eliminate 10 hotel assets from the Portfolio and reduce the size of the Portfolio to 116 hotel assets. In connection with the reduction in the size of the Portfolio to 116 hotel assets, the aggregate contract purchase price for the Portfolio was reduced from approximately $1.925 billion to approximately $1.808 billion. The Portfolio now consists of a total of 13,744 rooms across 31 states.

The Company anticipates funding approximately $230.1 million of the purchase price under the Agreement with cash-on-hand raised in its on going initial public offering of common stock, funding approximately $903.9 million through the assumption of existing indebtedness (consisting of $801.1 million of mortgage debt and $102.8 million of mezzanine debt), and funding approximately $227.0 million through additional mortgage financing. There can be no assurance that the Company will be able to assume such indebtedness, raise sufficient capital, secure alternative financing or secure additional financing on terms that it deems favorable or at all.

The Company anticipates that the remaining $447.1 million of the contract purchase price will be satisfied by the issuance of preferred equity interests in two newly-formed Delaware limited liability companies, ARC Hospitality Portfolio I Holdco, LLC and ARC Hospitality Portfolio II Holdco, LLC, each of which will be an indirect subsidiary of the Company and an indirect owner of the Portfolio. The holders of the preferred equity interests will be entitled to monthly distributions at a rate of 7.50% per annum for the first 18 months following closing and 8.00% per annum thereafter. On liquidation, the preferred equity interests will be entitled to receive their original value (as reduced by redemptions) prior to any distributions being made to the Company or its shareholders. After the earlier to occur of either (i) the date of repayment in full of currently outstanding unsecured obligations of the Company’s operating partnership in the original principal amount of approximately $63 million or (ii) the date the gross amount of equity proceeds received by the Company following the closing of the acquisition of the Portfolio exceeds $100 million, the Company will be required to use 35% of any proceeds from its ongoing initial public offering of common stock to redeem the preferred equity interests at par, up to a maximum of $350 million for any 12-month period. The Company will also be required in certain circumstances to apply debt proceeds to redeem the preferred equity interests at par. As of the end of the third year following the closing of the acquisition, the Company will be required to have redeemed 50% of the preferred equity interests, and as of the end of the fourth year following the closing of the acquisition, the Company will be required to redeem 100% of the preferred equity interests remaining outstanding at such time. In addition, the Company will have the right, at its option, to redeem the preferred equity interests, in whole or in part, at any time at par. The holders of preferred equity interests will have certain customary consent rights over actions by the Company relating to the Portfolio. If the Company is unable to satisfy the redemptions requirements, the holders of preferred equity interests will have certain rights, including the ability to assume control of the operations of the Portfolio.

The Company currently anticipates closing this acquisition by February 27, 2015, which date may not be extended under the Agreement without consent of the Sellers. Although the Company has entered into the Agreement relating to the acquisition of the Portfolio, there is no guarantee that the Company will be able to consummate the acquisition of such assets. Pursuant to the terms of the Agreement, the completion of the acquisition of the Portfolio remains subject to certain conditions to closing, including assumption by the Company of the Deutsche Bank Loan and the Mezzanine Loan (each as defined below) (or the entry into alternative financing arrangements to replace them), entering into replacement franchise agreements for each Hotel (subject to waiver, on a hotel by hotel basis, by the lenders under the Deutsche Bank Loan and the Mezzanine Loan) and obtaining the consent of certain ground lessors for certain Hotels.

Under the Original Agreement, the Company was required to make a $50.0 million earnest money deposit, with an additional $25.0 million due if the Company exercised its right to extend closing of the acquisition to December 15, 2014. This right was exercised on July 21, 2014 through an amendment to the Original Agreement and the additional $25.0 million earnest money deposit was funded on September 19, 2014. Under the Agreement, the full amount of this deposit will be refunded to the Company if the Agreement is terminated by the Company for any reason prior to November 26, 2014, $50.0 million will be refunded if the Agreement is terminated on the basis of the failure of the Purchasers to satisfy certain limited closing conditions related to the assumption of debt and no amounts will be refunded under other circumstances of termination of the Agreement, including breaches by the Purchasers.

The summary above is qualified in its entirety by reference to the copy of the Agreement and the exhibits thereto, which was filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 as Exhibit 10.36.

Portfolio Indebtedness

The Portfolio is currently encumbered by debt in an aggregate principal amount of $903.9 million, which amount includes (i) a loan in original principal amount of $801.1 million made by German American Capital Corporation to W2007 Equity Inns Realty, L.P. and W2007 Equity Inns Realty, LLC (the “Deutsche Bank Loan”) and (ii) a loan in original principal amount of $102.8 million made by German American Capital Corporation to WNT Mezz I, LLC (the “Mezzanine Loan”). The Company intends to assume both of these loans. Sellers will cause any other assets encumbered by the Deutsche Bank Loan and the Mezzanine Loan and not included in the Portfolio to be released from the liens of the Deutsche Bank Loan and the Mezzanine Loan immediately prior to Closing.

The Deutsche Bank Loan matures on May 1, 2016, subject to three (one-year) extension rights which, if all three are exercised, result in an outside maturity date of May 1, 2019 and has an interest rate of (i) for a LIBOR loan, LIBOR plus 3.11% (the “LIBOR Rate”), and (ii) for a prime rate loan, the sum of the “Prime Rate” published in the Wall Street Journal plus the difference (expressed as a number of basis points) between (A) the sum of the LIBOR Rate, minus (B) the Prime Rate. The Deutsche Bank Loan is fully prepayable with certain prepayment penalties prior to May 1, 2015 and prepayable at par after May 1, 2015.

The Mezzanine Loan matures on May 1, 2016, subject to three (one-year) extension rights which, if all three are exercised, result in an outside maturity date of May 1, 2019. The Mezzanine Loan has an interest rate of: (i) for a LIBOR loan, LIBOR plus 4.77%, and (ii) for prime rate loans, the sum of the Prime Rate, plus the difference (expressed as a number of basis points) between (A) LIBOR plus 4.77%, minus (B) the Prime Rate. The Mezzanine Loan is fully prepayable with certain prepayment penalties prior to May 1, 2015 and prepayable at par after May 1, 2015.

Pursuant to the Agreement, the current guarantors of the Deutsche Bank Loan and the Mezzanine Loan will remain as guarantors following the closing of the acquisition of the Portfolio. At the closing of the acquisition of the Portfolio, the Company will also be required to enter into a supplemental guarantee agreement with the Sellers and the existing guarantors, which are affiliates of the Sellers. This agreement will provide that the Company, together with its operating partnership, will be liable to reimburse the existing guarantors for any payments they are required to make if their guarantee is called. The supplemental guarantee agreement also will provide that, to the extent the existing guarantors have not been replaced, we will be required to pay a guarantee fee of $8 million per annum which will start accruing 18 months following the closing of the acquisition.

The Company anticipates that the remaining 20 Hotels will be delivered unencumbered by debt at closing. The Company intends to incur additional debt secured by such remaining properties, but there can be no assurance that it will be able to obtain such financing on favorable terms or at all.

Forward-Looking Statements

This Current Report (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s expectations regarding future events. Except for historical information, the matters discussed in this Current Report are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to, the following: whether and when the transaction contemplated by the Agreement will be consummated; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; market and other expectations, objectives, intentions and other statements that are not historical facts; the inability to retain key personnel; the effects of economic conditions and disruptions in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; increases in interest rates and operating costs, including insurance premiums and real property taxes; changes in real estate and zoning laws or regulations; and future regulatory or legislative actions that could adversely affect the Company.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this Current Report, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1(1)	Amended and Restated Real Estate Sale Agreement, dated November 11, 2014
______________ (1) Filed as an exhibit to the Company’s Form 10-Q filed with the SEC on November 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC.

Date: November 17, 2014	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer, President and Director